Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Streamline Health Solutions, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(c)	272,653	(3)	$1.18	$321,730.54	0.0000927	$29.82
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$321,730.54
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due						$29.82

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of the Registrant’s common stock, $0.01 per share (the “Common Stock”), offered hereby also include such presently indeterminate number of shares of the Common Stock as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) of the Securities Act. The amount of the registration fee is based on a price of $1.18 per share of Common Stock, which is the average of the high and low prices of the registrant’s Common Stock as reported by the NASDAQ Capital Market on June 16, 2022.
(3)	Consists of shares of Common Stock which were issued to the selling stockholder named in the prospectus included in this Registration Statement in a private placement.